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PURCHASE AND SALE AGREEMENT

            AGREEMENT made this ____th day of January, 2013 (the “Agreement”), by and between Plug Power Inc. (the “Seller/Lessee”), having an address at 968 Albany Shaker Road, Latham, New York, and 968 Albany Shaker Road Associates, LLC, or assigns (the “Purchaser/Lessor”), having an address at 14 Corporate Woods Boulevard (Suite 100), Albany, New York.

RECITALS

            WHEREAS, Seller/Lessee is the owner of that certain real property and improvements known as Plug Power Complex and located at Latham, New York, as described more fully herein.

            WHEREAS, Purchaser/Lessor desires to purchase, and Seller/Lessee desires to sell, such real property and improvements on the terms and conditions set forth herein.

            WHEREAS, Seller/Lessee desires to lease back the Premises (as defined below) as set forth below.

            WHEREAS, Seller/Lessee and Purchaser/Lessor desire to enter into other ancillary arrangements as set forth in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser/Lessor and Seller/Lessee agree as follows:

1.         Description of the Premises.  Seller/Lessee hereby agrees to sell, convey, and lease; and Purchaser/Lessor agrees to purchase and lease from Seller/Lessee, on the terms and conditions set forth herein, the following:

1.1       Premises.  That certain real estate, together with all mineral rights (without any representation or warranty as to the mineral rights), buildings and improvements thereon and all hereditaments and appurtenances thereto commonly known as Plug Power Complex, located at 968 Albany Shaker Road, Latham, New York in the Town of Colonie, County of Albany, State of  New York, consisting of 34.45 acres more or less and including three buildings containing approximately 141, 405 square feet and for the purpose of this Agreement called Building 1 (consisting of 33,405 square feet,) Building 2 (consisting of 49,500 square feet), Building 3 (consisting of 58,500 square feet), a cellular telephone tower facility, and other structures and improvements located thereat having a S.B.L. number of 18-1-24 and 18-1-25, as is more particularly shown on Exhibit A attached hereto and made a part hereof (collectively the “Premises”);  together with all right, title and interest of Seller/Lessee, if any, in and to the land lying in the bed of any street or highway, creek bed or waterway adjoining the Premises, all right, title and interest, if any, of Seller/Lessee in and to any sewage, water and/or other utility and or development right(s) allocation currently owned by or available to Seller/Lessee in respect of the Premises by any body or agency responsible for same and to any taking by condemnation or any damage to the Premises by reason of a change of grade of any street or highway, and all of any other estate and rights of Seller/Lessee in and to the Premises.

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            1.2       Fixtures.  All personal property constituting fixtures owned by Seller/Lessee and located at or included in the Premises and to be conveyed to Purchaser/Lessor (the “Fixtures”).  A complete list of the Fixtures is attached as Exhibit B.

            1.3       Leases.  Free and clear of all leases except (a) the lease(s) and/or sublease(s) set forth in Exhibit C and (b) the lease to be entered into as part of this transaction, as more particularly described in Section 6 below, the form of which is attached as Exhibit D (“Master Lease”).  Purchaser/Lessor shall assume all of Seller/Lessee’s right, title and interest in and to all leases and/or subleases set forth in Exhibit C (including all exhibits, attachments, modifications and amendments) with third parties relating to use and occupancy of all or any part of the Premises.

2.         Purchase Price.  The purchase price for the Premises and for the shares described in Section 3(c) shall be the sum of $4,500,000.00 (the “Purchase Price”) payable as follows:

a)   $25,000 deposit as described more fully in Section 2.1 below;

b)   $1,500,000 which is the agreed value of Seller/Lessee’s membership interest in Purchaser/Lessor, pursuant to the Operating Agreement terms described in Section 7 ; and

c)   $2,975,000 payable at the Closing.

            2.1       Earnest Money Deposit.  Within 3 business days after Purchaser/Lessor’s receipt of (a) 2 fully executed originals of this Agreement; (b) 2 copies of the Escrow documents attached hereto as Exhibit E executed by Seller/Lessee; and (c) a W-9 executed by Seller/Lessee, Purchaser/Lessor shall pay to Gilberti Stinziano Heintz & Smith, P.C. (the “Escrow Agent”), to be held in an escrow account, the sum of $25,000 (the “Deposit”) until the Closing.  The Purchaser/Lessor shall receive the benefit of all interest, accrued, if any, on the Deposit and shall receive a credit on the total amount of the Deposit plus interest, if any, toward the Purchase Price on the Closing Date (as hereinafter defined) except as set forth hereinafter.  If at any time during the Due Diligence Period provided for below (including any extensions), the Purchaser/Lessor chooses not to move forward with the purchase of the Premises, then any funds in escrow shall be returned to Purchaser/Lessor, and neither party shall have any further obligation to the other.  At the end of the Due Diligence Period as the same may be extended, this Deposit will become non-refundable to Purchaser/Lessor, but applicable to the Purchase Price.  Notwithstanding the immediately preceding sentence, in the event Seller/Lessee defaults after the end of the Due Diligence Period, the Deposit shall be refundable to Purchaser/Lessor, in addition to any other remedies available at law or in equity.

The Deposit or a part of the Deposit shall not be delivered to the Seller/Lessee until the Closing or as may otherwise be agreed to by the Parties.

3.         Other Terms.  The parties also agree as follows:

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a)   Seller/Lessee shall have the option, exercisable from 19 months from the date of Closing to 84 months from the date of Closing to purchase from Purchaser/Lessor some or all of the Premises, subject and pursuant to Section 5 (“Buy-Back Option”);

b)   Purchaser/Lessor and Seller/Lessee are entering into the Master Lease (as hereafter defined) contemporaneous with the Closing, subject and pursuant to the terms of same;

c)   Seller/Lessee shall sell, assign and transfer to the Purchaser/Lessor shares of the Seller/Lessee with a value of $150,000 (“Stock”) to be determined by the average of the bid/ask closing price of the stock of the Seller/Lessee at the end of the five business days immediately before the Closing.  The stock  shall (i) be the $.01 par common stock of the Company, (ii) be free and clear of all liens and encumbrances, (iii) have no restrictions except a restriction against sale or transfer for a period of nine months after Closing, (iv) not be legended except as set forth in (ii) above or by separate letter agreement, prepared by the Seller/Lessee in conformity with its prior practice, (v) be fully registered and be able to be sold without an attorney’s 144 opinion and (vi) be deliverable no later than ten business days after Closing.  No fractional shares shall be issued; and

d)   In the event Purchaser/Lessor sells or leases the ±2 acres of land generally labeled on Exhibit A as “Carve-out Lands” to British American Realty or a related entity on or before the third anniversary of the Closing date, Purchaser/Lessor shall pay to Seller/Lessee the Carve-out Lands Payment within 30 days after such sale or lease is completed.  The “Carve-out Lands Payment” is 92% of the proceeds received by Purchaser/Lessor from the sale or lease of the Carve-out Lands, after deducting the costs incurred by or on behalf of Purchaser/Lessor in connection with such sale or lease.  This Section 3(d) shall survive the Closing.

4.         Conditions Precedent to Closing.  Without limiting in any way its rights and Seller/Lessee’s obligations under Sections 10 and 11 hereof, it shall be a condition precedent to Purchaser/Lessor’s obligation to close that the following have occurred and are true as of the date of Closing, except to the extent waived by Purchaser/Lessor in its sole and absolute discretion:

a)     Financing – Purchaser/Lessor obtaining third-party financing, secured  only by some or all of the Premises, in the amount of no less than $3,000,000, the terms of which are satisfactory to Purchaser/Lessor in its sole and absolute discretion;

b)     Appraisal – Purchaser/Lessor obtaining an independent MAI appraisal of the Premises satisfactory to Purchaser/Lessor in its sole and absolute discretion;

c)     Subdivision – subdivision of the Premises as determined by Purchaser/Lessor in its sole and absolute discretion;

d)     Master Lease – the parties have finally negotiated and executed  and delivered into escrow the Master Lease and Letter of Credit (hereafter defined) pending the Closing;

e)     Representations and Warranties and Covenants – are true as of the date of this Agreement and will be true as of the Closing;

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f)   Environmental Matters – Purchaser/Lessor has determined, in its sole and absolute discretion, that the Premises, Seller/Lessee’s operations and any other uses of the Premises are in compliance with all Environmental Laws applicable to the Premises and/or such operations and other uses; that there are no present facts or circumstances that could form the basis for the assertion of any claim against the Premises, Purchaser/Lessor or Seller/Lessee pursuant to any Environmental Laws; and that there are no Hazardous Materials at or emanating from the Premises.  “Environmental Laws” means all federal, state and local laws, regulations, ordinances or requirements (including consent decrees and administrative orders), pertaining to the regulation of Hazardous Materials, now or hereafter existing, including, without limitation, CERCLA, TSCA, RCRA, and the New York State Environmental Conservation Law.  “Hazardous Materials” means any (1) “hazardous substance,” “pollutant” or “contaminant” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; (2) “chemical substance,” as defined by the Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; (3) “hazardous waste,” as defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; (4) “petroleum,” as defined by Article 12 of the New York State Navigation Law; and (5) any other substance or material subject to regulation under any law because of its possible effect on the environment, public health or safety;

g)  Other Matters – Purchaser/Lessor has determined, in its sole and absolute discretion, that the Premises, including without limitation the buildings and improvements, are free of any structural and other defects, are in good repair, do not violate any applicable legal or industry standard or practice and are not projected to require capital improvements or outlays within the next 10 years;

h)   Operating Agreement –The Operating Agreement described in Section 7 shall have been entered into and to become effective as of the Closing;

i)    Due Diligence Period – the Due Diligence Period has expired; and

j)    Zoning – Purchaser/Lessor has determined, in its sole and absolute discretion, that the zoning and other requirements applicable to the Premises will not prevent or significantly adversely affect the potential future use of the Premises for substantial commercial, office and/or warehouse use(s) and/or improvements or that Purchaser/Lessor has satisfied itself that the Town of Colonie will modify such requirements to permit such uses and improvements.

            5.   Seller/Lessee’s Buy-Back Option.  If Seller/Lessee exercises the Buy-Back Option the following terms shall apply:

a)  The purchase price will be calculated under the following formula:  (i) the Purchase Price plus (ii) Purchaser/Lessor’s closing costs in this transaction plus (iii) a five percent (5%) development fee plus (iv) any capital improvement costs, tenant improvement costs and development costs that Purchaser/Lessor incurs for the benefit of the Premises prior to the transfer pursuant to the Buy-Back Option plus (v) This new adjusted purchase price will then be adjusted so that the Purchaser/Lessor receives a twelve percent (12%) compounded annual return on this new adjusted base purchase price less (vi) to the extent vacant land is excluded from the Buy-Back Option, then the Buy-Back Option purchase price will also be reduced by the amount of Fifty Thousand Dollars ($50,000.00) per Useable Acre of such excluded lands.  “Useable Acre” means lands that do not contain wetlands, flood plains, slopes in excess of 5%, streams, watercourse protection areas, stormwater management, utility easements, roadways and other lands whose use or buildability is restricted by applicable state, local, and/or federal requirements;

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b)   Seller/Lessee must deliver to Purchaser/Lessor written notice of exercise of the Buy-Back Option at least one year prior to the transfer;

c)   The property subject to the Buy-Back Option shall be the Premises less any portion of same that has been subdivided and less any portion of vacant land designated by Purchaser/Lessor for development (“Buy-Back Property”).  Seller/Lessee shall acquire the Buy-Back Property, if at all, subject to any and all new leases and/or subleases then in existence.  Seller/Lessee shall acknowledge any and all exclusions from the Buy-Back Property as requested by the Purchaser/Lessor;

d)   in the event Seller/Lessee seeks to exercise the Buy-Back Option at any time between 19 months and 36 months after the date of the Closing, Seller/Lessee shall pay in addition to the purchase price established in Section 5(a) above, all rent and additional rent payable or to be paid through the 36th month; and

e)   Seller/Lessee’s rights hereunder shall be subject to and conditioned on each of the Buy-Back Property and the remainder of the Premises meeting post-transfer all applicable Town of Colonie zoning and other applicable requirements.

The provisions of this Section 5 shall be made part of the Master Lease.

6.         Master Lease.  The parties agree to enter into the Master Lease contemporaneous with the Closing.  The terms of the Master Lease shall be substantially in the form attached hereto as Exhibit D, but in the event of any inconsistency the terms of the Master Lease shall control.  The following terms shall be included in same:

a)      Term – 15 years from the Closing date;

b)      Base Rent

i)                  Years 1-5 - $3.25 per square foot ($459,566 annually);

ii)                 Years 6-10 - $3.50 per square foot ($494,918 annually); and

iii)                Years 11-15 - $3.75 per square foot ($530,269 annually);

c)      Additional Rent – any and all costs associated with the Premises as if Seller/Lessee were the owner of same, it being understood that Seller/Lessee’s obligation to pay shall be on an absolute net basis, as that term is defined in the Master Lease (“Absolute Net”);

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d)  Letter of Credit – Seller/Lessee shall deliver at the Closing a Letter of Credit, from Silicon Valley Bank, payable to Purchaser/Lessor in the Amount of Five Hundred Thousand Dollars ($500,000.00).  This Letter of Credit shall be renewed annually for ten years.  If said Letter of Credit is not renewed or other third party substitute security mutually agreed to between the parties delivered to Purchaser/Lessor (any such agreed to security being also referred to herein as a Letter of Credit), on or before  any of its termination dates during this ten-year period, this shall be an event of default by the Seller/Lessee and, in the event such failure to renew is the only default, the Letter of Credit may be drawn down by Purchaser/Lessor as provided for in the Master Lease.  In the event of any other default of Seller/Lessee during the first ten years of the Master Lease with Purchaser/Lessor, this Letter of Credit may be drawn down by Purchaser/Lessor and retained without applying same to any other of Tenant’s obligations.  The Letter of Credit will be reduced by fifty percent if mutually agreed to banking covenants are achieved and maintained for a period of 12 consecutive months.  Thereafter, if such banking covenants have been maintained for another 18 consecutive months, Seller/Lessee shall have the right, after 30 days prior written notice to Purchaser/Lessor, to release the Letter of Credit in its entirety.  The Letter of Credit shall be reinstituted if the agreed to banking covenants are not being maintained in future years;

e)   Landlord Take-Back Right – Purchaser/Lessor shall have the right to take back from Seller/Lessee those portions of the Premises as follows:

(i) at any time, the Excess Land (as defined in the Master Lease); and (ii) upon 180 days prior to written notice, or such shorter time period as the parties agree, from time to time, the Take-Back Areas, and lease same to one or more third parties (each, an “Other Lease”).  The “Take-Back Areas” are: all of Building 1 except that portion shown on Exhibit F; subject to Seller/Lessee consent (which consent shall not be unreasonably withheld or delayed) portions of Building 3; and the Honda Garage.

In the event Purchaser/Lessor takes back the Excess Land, Seller/Lessee shall have no further obligations under the Master Lease regarding such Excess Land.

In the event Purchaser/Lessor enters into an Other Lease:

(iii) Seller/Lessee’s obligation to pay minimum annual rent shall be reduced accordingly during the period of such Other Lease; (iv)in the event Seller/Lessee is displaced by such Other Lease and it determines to occupy another building on the Premises, it shall be entitled to a tenant improvement allowance of $10.00 per square foot to fit up office space, not to exceed $150,000.00 in the aggregate; and (v)Purchaser/Lessor shall pay to Seller/Lessee, subject to the right of set off, 30% of any net rental profits of Purchaser/Lessor (after all costs for fit up, commissions, permits and the like) on any area subject to an Other Lease, provided however that under no circumstances shall Purchaser/Lessor be obligated to pay after expiration or earlier termination of the Master Lease,.  Seller/Lessee shall not have the right to sublet except to the extent approved in writing by Purchaser/Lessor.  In no event shall an Other Lease by Purchaser/Lessor release Seller/Lessee from any obligations under the Master Lease;

f)   Taxes – Seller/Lessee shall pay monthly into escrow an amount equal to one-twelfth of the school and property taxes and special assessment charges applicable to the Premises for that year.  Further, to the extent Purchaser/Lessor determines to do so, it shall have the right to grieve all such taxes and charges to the extent provided by law at no cost to Seller/Lessee other than third-party costs.  Any reduction or saving in such taxes and charges shall go to the benefit of Seller/Lessee; and

g)   Zoning – The parties shall cooperate to obtain a confirmation from the Town of Colonie that, taking into account the Master Lease, the contemplated subdivision by Purchaser/Lessor, and any Other Lease, the applicable zoning and other requirements permit the continued use and occupancy of the Premises for manufacturing, warehouse, office and related uses, and to the extent such confirmation is not obtained, the parties shall cooperate to amend the zoning and other applicable requirements so that they do so.

7.         Operating Agreement.  The parties agree to create a newly organized New York limited liability company and enter into an Operating Agreement for same including but not limited to the terms set forth below, except that in the event of any inconsistency, the terms of the Operating Agreement shall control:

            7.1      Membership.

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a)   Members shall consist of Purchaser/Lessor, which shall be the owner of Class A Membership Interest or its assignee or designee and Seller/Lessee which shall be the sole owner of Class B Membership Interest;

b)   Managing Member shall be Purchaser/Lessor or its designee;

c)   Class A Interests shall be entitled to 100% of the income and assets and all of the cash flow and distributions, except those entitled to Class B; and

d)   Class B Membership Interest shall have no rights to vote for any action of Purchaser/Lessor, including but not limited to a sale, financing, subdivision, or any obligation in regard to the Master Lease.

            7.2       Value.

a)   Class B Membership Interest shall have a targeted value of $1,500,000 with a distribution payable at 5% per annum in equal self liquidating monthly installments of $$11,861.91 in arrears, with the right to prepay all or part at any time without penalty but subject to termination, assignment or extinguishment of the total Class B Membership Interest, in the event that Seller/Lessee is in default of the Master Lease past any applicable cure period.  In the event that a default in payment by Purchaser/Lessor exists past any applicable cure period and notice by Seller/Lessee, Seller/Lessee shall be entitled to certain offset rights under the Master Lease as provided in the Operating Agreement to cure the default until current;

b)   Provided that the Class B Membership Interest remains in effect at the completion of the 15 – year term, subject to the terms of the Operating Agreement, the Class B Member shall continue to be paid until its initial capital contribution has been repaid, it being understood and acknowledged that the Class B Membership Interests is limited solely to such interests; and

c)   In the event that Purchaser/Lessor sells that portion of the Premises subject to the Master Lease other than the Excess Land before the 15th Year and the Class B Membership Interests remain in effect at the time of such sale, to the extent of available proceeds the Class B Membership Interests shall be entitled to be paid the remaining principal value plus any accrued interest at 5% per annum, prior to any distributions to the Class A Members.

8.         Intentionally Omitted

9.         Due Diligence Period.  Purchase/Lessor shall have a period of 30 days from the date of receipt of all of the Due Diligence Materials (as hereafter defined) to terminate this Agreement for any reason in its sole and absolute discretion (“Due Diligence Period”).  Purchaser/Lessor shall have the right to extend the Due Diligence Period for 30 days upon written notice to Seller/Lessee and payment of $25,000, which amount shall be deemed part of the Deposit and be subject to the provisions of Section 2.1 hereof.  This additional Deposit, if paid, shall be applicable to the Purchase Price and the amounts payable in Section 2 (c) hereof at Closing shall be modified accordingly.  The extended time period shall be deemed part of the Due Diligence Period hereunder.  In the event that Purchaser/Lessor terminates this Agreement pursuant to this section, the Deposit and any other monies then held in escrow or otherwise in anticipation of the Closing, shall be refunded to Purchaser/Lessor and neither party shall have any further responsibility hereunder.

            9.1.      Initial Due Diligence Material.  Within 5 days after the date of this Agreement, Seller/Lessee shall deliver to Purchaser/Lessor the following (“Due Diligence Materials”):

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a)   Existing title insurance policy (the “Title Policy”);

b)   A copy of a survey for the Premises and the Lease Area;

c)   Legible photocopies of all tenant leases and/or subleases which Seller/Lessee represents and warrants are complete and accurate copies, including without limitation the cellular telephone tower facility lease and the General Electric lease relating to some or all of Building 3;

d)  Copies of all environmental records, reports and other environmental or health or public safety related documents relating to the Premises, including without limitation, any and all Phase I Environmental Assessments, any and all materials relating to the delivery, storage, maintenance and management of hydrogen and/or other Hazardous Materials (as hereafter defined), and any and all materials relating to any investigation, inspection, audit, remedial, cleanup or enforcement action which may have been undertaken at the Premises;

e)   Copies of all zoning and other governmental approvals in connection with the Premises;

f)    Copies of any and all wetlands related materials in connection with the Premises;

g)   Title.  (i) title insurance commitment issued by Sneeringer Monahan Provost Redgrave Title Agency, Inc., at Seller/Lessee’s option, insuring Purchaser/Lessor’s title to the Premises in the amount of the Purchase Price (“Title Commitment”); (ii) complete tax search for the Premises dated after the date of this Agreement (“Tax Search”); (iii) legible recorded copies of all encumbrances for the Premises (“Recorded Documents”); (iv) current survey for the Premises (“Survey”), and (v) State and County UCC searches for the Seller/Lessee and previous owners of the Premises for the 5 years prior to the date of this Agreement  (“UCC Search”) ( , Title Commitment, Tax Search, , Survey and UCC Searches are collectively referred to as the “Title Documents”).  Purchaser/Lessor may, in its sole and absolute discretion, disapprove any title exceptions or survey matters set forth on the Title Documents excepting existing liens which will be paid at the Closing and shall notify Seller/Lessee of any such disapproved title exceptions (“Disapproved Encumbrances”).  If within 10 days after receipt of notice of the Disapproved Encumbrances, Seller/Lessee fails to cure, cause the removal of, or obtain title insurance (at Seller/Lessee’s sole cost and expense) against the Disapproved Encumbrances, then Purchaser/Lessor will have the option to either  (i) waive the Disapproved Encumbrances and proceed to Closing (as hereinafter defined), or (ii)  terminate this Agreement by notice to Seller/Lessee in which event the Deposit with interest accrued thereon and out of pocket expenses to third parties will be immediately refunded to the Purchaser/Lessor.  Purchaser/Lessor agrees to execute and return to Seller/Lessee and Title Company, within 4 business days of request by Seller/Lessee, a joint instructions to the Title Company for payment of the amounts set forth above, entitled to be paid to the Seller/Lessee; and

h)   Copies of all Board of Directors resolutions and other Seller/Lessee documents authorizing this transaction, including without limitation, this Agreement, the Closing and the Master Lease.

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            9.2       Inspection/Testing Rights.  At any time and from time to time from the date of this Agreement to the expiration of the Due Diligence Period, Purchaser/Lessor and its contractors and/or consultants shall have the right to inspect the Premises and all buildings and improvements located on the Premises on reasonable notice to the Seller/Lessee.  In connection therewith, Purchaser/Lessor or its agents shall have the right to do all environmental, surveying, engineering, soil borings and other tests with respect to the Premises and the buildings and improvements located on the Premises.  Purchaser/Lessor agrees to indemnify and hold Seller/Lessee harmless from any and all claims and demands (excepting any required disclosures to any governmental authority) which may be made by reason of Purchaser/Lessor or its designees entering onto on the Premises for the above purposes and to give to Seller/Lessee liability insurance binders naming the Seller/Lessee as an additional insured relating to such work.  The Premises, improvements and buildings on the Premises shall be restored by Purchaser/Lessor to substantially the same condition as it was immediately prior to Purchaser/Lessor’s inspection.

10.       Seller/Lessee’s Representations and Warranties.  Seller/Lessee represents and warrants to the Purchaser/Lessor that the following matters are true and correct as of the date hereof and will be as of the Closing Date.  These provisions shall survive the Closing for 36 months, or if the Closing does not occur, the termination of this Agreement:

            10.1     Authorization.  Seller/Lessee is the lawful owner of the Premises and has full power and authority to enter into this Agreement.  This Agreement and execution and performance of this transaction and the documents contemplated thereby have been duly authorized by the Board of Directors of Seller/Lessee.  The individual executing this Agreement has been duly authorized to execute and deliver same on behalf of Seller/Lessee and this Agreement and the terms hereof are binding upon Seller/Lessee.

            10. 2    Consents.  No permit, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity on the part of Seller/Lessee is required in connection with the execution or delivery by Seller/Lessee of this Agreement or the consummation of the transactions contemplated.

            10.3     Litigation, etc.  To the best of Seller/Lessee’s knowledge after due inquiry, there is no suit, action or litigation, administrative hearing, arbitration, labor controversy or negotiation, or other proceeding or governmental inquiry or investigation known to Seller/Lessee, affecting Seller/Lessee or the Premises (including, but not limited to, environmental or land use proceedings) pending or, to the best of Seller/Lessee’s knowledge after due inquiry, threatened against the Seller/Lessee which, if resolved adversely, would have a material adverse effect on the Premises or on the ability of Seller/Lessee to consummate the transactions contemplated hereby.  There are no known judgments, consent decrees or injunctions against, affecting or binding upon Seller/Lessee.  Seller/Lessee has received no notice of any violations of any governmental law, ordinance, requirement, order or regulation the violation of which would have a material adverse effect on the Premises or on the ability of Seller/Lessee to consummate the transactions contemplated hereby, and to Seller/Lessee’s best knowledge after due inquiry Seller/Lessee has received no notice of any claimed default with respect to any of the foregoing.

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10.4     No Other Contracts.  There are no unrecorded contracts or contracts which will affect the Premises and/or Purchaser/Lessor from and after the Closing.  There are no leases, licenses, and/or other agreements or rights in all or any part of the Premises as of the date of this Agreement, except as listed in Exhibit C.

10.5     Seller/Lessee’s Cooperation.  Seller/Lessee agrees to provide its full support and cooperation to Purchaser/Lessor in its efforts to obtain any permits and approvals and/or financing, including but not limited to providing all copies of any third party reports that may be in its possession or control, as well as without limitation the execution of documents, provided it is of no cost or expense to Purchaser/Lessor.  Seller/Lessee further agrees to provide all reasonable cooperation and disclosure as it pertains to any Due Diligence and investigation(s) to include but not limited to any environmental issue(s) and/or wetlands.

10.6     Environmental Matters.  To the best of Seller/Lessee’s knowledge, the Premises, Seller/Lessee’s operations and other uses of the Premises are in compliance with all Environmental Laws applicable to the Premises and/or such operations and other uses; that there are no present facts or circumstances that could form the basis for the assertion of any claim against the Premises, Purchaser/Lessor or Seller/Lessee based, in whole or in part, on a failure to comply with Environmental Laws; and that there are no Hazardous Materials at or emanating from the Premises.

10.7     Condemnation.  As of the Closing Date, no condemnation action has been filed or threatened against the Premises.

            10.8     No Flood Plain.  The Premises is not located in a regulatory flood plain area (inclusive of flood way area) as defined by the most recent FEMA mapping for the community in which the Premises is located.

            10.9     Cultural Resources.  To the best of Seller/Lessee’s knowledge, there are no State cultural resources of any sort located at, on or under the Premises.

            10.10   No Encumbrances.  There are no easements, rights of way, gas, timber, mineral rights or other encumbrances except as set forth in the Search and Survey and Seller/Lessee warrants that it will not encumber the Premises without the Purchaser/Lessor’s prior written consent.

            10.11   No Default of Seller/Lessee.  The Seller/Lessee is not in default under any leases or contracts applicable to all or any part of the Premises.

            10.12   Zoning.  To the best of Seller/Lessee’s knowledge, the current use of the Premises for office, manufacturing and warehouse does not conform to existing zoning requirements, but has been determined by the Town official duly authorized to make the determination, that the current use is protected as a nonconforming use and/or a nonconforming building/structure under the Town of Colonie zoning law.  Seller/Lessee has delivered to Purchaser/Lessor copies of all zoning and land use related approval(s), development orders, use and/or area variances, nonconforming protection determinations, certificates of occupancy and other municipal approvals.

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            10.13   Other Matters.  The Premises, including without limitation the buildings and improvements, are free of any structural and other defects, are in good repair, do not violate any applicable legal or industry standard or practice and are not projected to require capital improvements or outlays within the next 10 years.

11.       Covenants of Seller/Lessee.  Seller/Lessee hereby covenants with Purchaser/Lessor, as follows:

            11.1     Contracts.  Seller/Lessee shall not, without the prior written consent of the Purchaser/Lessor, which shall not be unreasonably withheld or delayed, enter into any contract with respect to the Premises which shall survive the Closing and which cannot be terminated upon 20 days prior written notice or less.

            11.2     Tenant Leases.  Seller/Lessee will not, without Purchaser/Lessor’s prior written consent, which shall not be unreasonably withheld or delayed, terminate, amend or modify any Tenant Lease, or execute any new Tenant Lease with respect to the Premises or any portion thereof.

            11.3     Operation Pending Closing.  During the period commencing on the date hereof and ending on the Closing Date (the “Contract Period”), Seller/Lessee shall, at Seller/Lessee’s sole cost and expense, (i) maintain and operate the Premises in compliance with all laws, ordinances and other requirements of any governmental authority having jurisdiction and  substantially in the same manner in which it maintained and operated the Premises immediately before entering into this Agreement, as though Seller/Lessee were retaining the Premises, (ii) maintain and keep Seller/Lessee’s Insurance in full force and effect, and (iii) pay all outstanding taxes, assessments, maintenance and other charges related to the Premises.

            11.4     No Removal of Property.  Not convey or remove from the Premises or any portion thereof any of the improvements except for obsolete property and replacements.

            11.5     Insurance.  Seller/Lessee shall maintain in full force and effect liability insurance on the Premises issued by carriers and in the form and with coverage limits as now written in keeping with good business practices.

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11.6     Violations.  All notices of violations of law, ordinances, orders or other governmental requirements against or affecting the Premises (“Violations”) on the Closing Date issued by a governmental authority shall be complied with by Seller/Lessee and the Premises shall be conveyed free of same.  Seller/Lessee shall furnish to Purchaser/Lessor an authorization to make the necessary searches therefore.  If Seller/Lessee shall receive any notice of Violation during the term of this Agreement, it shall furnish a true copy of same to Purchaser/Lessor promptly after receipt by Seller/Lessee.  Seller/Lessee promptly after written request by Purchaser/Lessor shall perform all such work as shall be required to cure and shall cause the Violation to be removed.  In the event such Violation cannot be removed then Purchaser/Lessor shall have the right to terminate this Agreement and the Deposit with all interest accrued thereon shall be returned to the Purchaser/Lessor and Seller/Lessee shall immediately thereafter refund to Purchaser/Lessor all payments made by Purchaser/Lessor in connection with the Agreement.

11.7     Disclosure.  It is hereby disclosed and understood that Daniel C. O’Brien is a NYS Licensed Real Estate Broker and a principal in Atlantic-Pacific Properties, Inc., as well as the President of NAI Platform.  Seller/Lessee acknowledges that Daniel C. O’Brien and NAI Platform are working solely for Purchaser/Lessor and that Seller/Lessee has received no advice or representation from Daniel C. O’Brien or NAI Platform.

11.8     Confidentiality.  The parties acknowledge and agree that they are subject to a non-disclosure agreement dated October 3rd, 2012.  The terms and obligations contained therein are incorporated by reference into this Agreement.

11.9     Environmental Matters.  That the Premises, Seller/Lessee’s operations and other uses at the Premises will continue to be in compliance with all Governmental Laws applicable thereto, and that it will not permit the disposal, storage or placement of Hazardous Materials at the Premises prior to and up to the Closing.

11.10   Other Matters.  The Premises, including without limitation the buildings and improvements, are free of any structural and other defects, are in good repair, do not violate any applicable legal or industry standard or practice and are not projected to require capital improvements or outlays within the next 10 years.

12.       Seller/Lessee’s Closing Documents.  The Premises shall be conveyed and transferred by Seller/Lessee to Purchaser/Lessor on the Closing Date by the following instruments; the parties shall agree upon the instrument no later than 5 days prior to the Closing Date:

            12.1     Premises.  A warranty deed with lien covenants in proper statutory form for recording, duly executed by Seller/Lessee and acknowledged (the “Deed”) so as to convey to the Purchaser/Lessor good and marketable title in fee simple to the Premises, free and clear of all claims, liabilities, obligations, security interest, liens, judgments and encumbrances except as specifically provided otherwise herein and such other documents as may be appropriate or necessary to convey the real property interest intended to be conveyed.

            12.2     Original Documents.  Originals of the tenant leases or true copies thereof, the assigned Contracts, Certificate(s) of Occupancy and other instruments constituting the governmental approvals.

            12.3     Proof of Signatories.  Reasonable proof of the authority of Seller/Lessee’s signatories.

            12.4     Warranties and Guaranties.  All warranties and guaranties (or copies thereof) in Seller/Lessee’s possession relating to the Premises or the operation or maintenance thereof.

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            12.5     FIRPTA.  An affidavit required by Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations pursuant thereto, and acceptable to the Purchaser/Lessor (the “FIRPTA Affidavit”).

            12.6     Closing Statement.  A Closing Statement showing all closing costs and expenses of each party, all credits, debits and all pro-rations and showing the net amount due from Purchaser/Lessor at Closing.

            12.7     Miscellaneous.  Any other documents, instruments or agreements called for hereunder which have not previously been delivered or which are reasonably necessary to close the transaction as contemplated by this Agreement.

12.8     Opinion of Counsel.  The opinion of Seller/ Lessee’s legal counsel that with respect to the Seller’s legal counsel and the Premises: to those matters reasonably requested by the Purchaser/Lessor including but not limited to (a) there is no threatened or pending litigation that might affect the transaction, the Premises or the Seller/Lessee; (b) the transactions contemplated by this Agreement do not violate any provision of any law, restriction or other document affecting the Seller/Lessee or the Premises; (c) this Agreement and the ancillary agreements have been duly executed and delivered, constitute legal, valid and binding obligations of the Seller/Lessee and are enforceable in accordance with their terms; (d) the Seller/Lessee is a validly organized and existing legal entity under the laws of the state of its incorporation  and qualified to do business in the State of New York, that it has the legal capacity to own, develop, operate , sell and lease back the Premises and to perform its obligations under this Agreement, and that this Agreement and its ancillary agreements  have been duly authorized by the Seller/Lessee, (e) the Stock has been duly authorized and, when issued and paid for in accordance with this Agreement will be validly issued, fully paid and nonassessable; and (f) such other matters concerning this Agreement and the ancillary agreements, the Premises, the Seller/Lessee, as the Purchaser/Lessor or its counsel may require.

            12.9     Master Lease -An executed Master Lease in the form of Exhibit D.

12.10   Stock Issuance – the documents necessary and/or appropriate to complete the delivery of the Stock provided for in Section 3(c).

13.       Prorations and Adjustments.  The following shall be prorated and adjusted between Seller/Lessee and Purchaser/Lessor as of midnight on the day preceding the Closing, except as otherwise specified:

            13.1     Rents, Additional Rents and taxes shall be prorated, but only to the extent such costs are not otherwise Seller/Lessee’s responsibility under the Master Lease..

            13.2     Utilities.  On the Closing Date, Seller/Lessee shall provide Purchaser/Lessor with evidence that Tenant’s utility bill payments are current.

14.       Closing.  The Purchaser/Lessor and the Seller/Lessee agree that the purchase and sale contemplated by this Agreement will be consummated as follows:

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            14.1     Title Transfer.  The Seller/Lessee agrees to convey all of Seller/Lessee’s right, title and interest in the title to the Premises to the Purchaser/Lessor by the Deed and such other appropriate or necessary transfer instruments by 2:00 P.M. on the Closing Date and, effective on the delivery of the Deed and other transfer instruments by the Seller/Lessee to the Purchaser/Lessor, beneficial ownership and the risk of loss of all the buildings and improvements on the Premises will pass from the Seller/Lessee to the Purchaser/Lessor.  At the Closing, the Purchaser/Lessor will not be required to assume or to pay or discharge any liabilities of the Seller/Lessee except out of the Closing proceeds.

            14.2     Closing Date.  The closing (the “Closing”) of this transaction will take place at the place designated by the Purchaser/Lessor located in Albany County, or at such other location as shall be agreed to by the parties hereto, within 30 days after the expiration of the Due Diligence Period (the “Closing Date”) time being of the essence.

15.       Closing Costs.  The expenses of Closing shall be paid in the following manner:

            15.1     Seller/Lessee’s Costs.  In connection with the consummation of this transaction, Seller/Lessee shall pay (i) any and all prorations or adjustments required by this Agreement in favor of Purchaser/Lessor or according to local custom; (ii) any and all transfer taxes, and conveyance fees; and (iii) such other payments set forth in this Agreement.

            15.2     Purchaser/Lessor’s Costs.  In connection with the consummation of this transaction, Purchaser/Lessor shall pay (i) all fees in connection with the recording of the Deed; (ii) any and all prorations or adjustments required by this Agreement in favor of Seller/Lessee or according to local custom; and (iii) such other payments set forth in this Agreement.

16.       Insurance, Damage, Destruction or Eminent Domain.

            16.1     Damage or Destruction.  In the event that the Premises or Personal Property shall be damaged or destroyed, whether in whole or part, by fire or any other casualty or act of God between the date of execution hereof and the Closing Date which could result in the termination of any Tenant Lease or any guarantee of any Tenant Lease, or materially adversely effect Purchaser/Lessor’s ability to use any portion of the Premises, Purchaser/Lessor shall have the sole option of (i) terminating this Agreement and receiving a refund of the Deposit, plus accrued interest thereon or (ii) proceed with this transaction and assume all of Seller/Lessee’s rights, including the right to receive any insurance proceeds.  If Purchaser/Lessor elects the option described in clause (ii) immediately above, Seller/Lessee agrees that it will not compromise, settle or adjust any claims to such proceeds without Purchaser/Lessor’s prior written consent (which will not be unreasonably withheld), it being understood and agreed that Purchaser/Lessor has an interest in all such proceeds.  Seller/Lessee further agrees to give immediate written notice to Purchaser/Lessor of any damage or destruction, and Seller/Lessee shall provide Purchaser/Lessor with complete copies of all policies of insurance covering that portion of the Premises so damaged or destroyed.

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            16.2     Eminent Domain.  If, prior to the Closing Date, eminent domain proceedings materially affecting the Premises shall be threatened or commenced by any competent public authority against the Premises or any portion thereof, Purchaser/Lessor shall have the option to (i) proceed with this transaction and pay the Purchase Price, in which event any compensation paid or payable as a result of such eminent domain proceedings shall be and become the sole property of Purchaser/Lessor or (ii) terminate this Agreement in which event Seller/Lessee shall retain such award, and the Deposit plus interest accrued thereon shall be returned to Purchaser/Lessor, and all documents furnished or delivered pursuant to the terms of this Agreement shall be returned to the party who furnished them and thereafter both parties shall be released from any further liability hereunder.  Seller/Lessee agrees that it shall give to Purchaser/Lessor written notice of any such threatened or actual eminent domain proceedings within 5 days after Seller/Lessee first becomes aware thereof.

17.       Broker’s Commission.  The parties hereto represent that NAI Platform (“Broker”) is the sole broker with which either party has any had communications in connection with the sale contemplated by this Agreement, and Seller/Lessee agrees to pay the commission earned by Broker in the amount of 5% of the Purchase Price.  For purposes of calculating the commission, the Purchase Price is deemed to be $4,350,000.  Purchaser/Lessor and Seller/Lessee represent and warrant that except for their contacts with the Broker, Purchaser/Lessor and Seller/Lessee have not entered into any agreement which might result in the obligation to pay any brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Each party agrees to indemnify the other and hold the other harmless from and against any losses, liabilities, damages, costs and expenses (including attorney’s fees) incurred by the other by reason of any breach or inaccuracy of the representation and warranty contained in this Section.  The provisions of this Section shall survive the Closing, or if the Closing does not occur, the termination of this Agreement.

18.       Default/Remedies.

18.1     Default.  If Seller/Lessee is unable or unwilling to transfer the Premises to Purchaser/Lessor in accordance with the terms of this Agreement, or defaults under this Agreement, Purchaser/Lessor, in addition to any other rights and remedies it may have, shall have the right to: (a) receive a refund of the Deposit with any interest accrued thereon (b) bring an action for specific performance and (c) seek damages.  If Purchaser/Lessor shall fail to perform any of its obligations hereunder and Seller/Lessee is not in default hereunder, Seller/Lessee’s sole remedy shall be to retain the Deposit with any interest accrued thereon as liquidated damages, and thereupon Purchaser/Lessor and Seller/Lessee shall each be released from all liability under this Agreement.

19.       Miscellaneous.

            19.1     Capacity.  Each individual and entity executing this Agreement hereby individually represents and warrants that he and/or it has been duly empowered and authorized to execute this Agreement and to bind the party on whose behalf he and/or it is executing this Agreement.

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            19.2    Entire Agreement.  This Agreement constitutes the entire Agreement between the Purchaser/Lessor and the Seller/Lessee relating to this sale and supersedes all other prior agreements and representations in connection with said sale.  There are no agreements, understandings, warranties or representations between the Purchaser/Lessor and the Seller/Lessee except as set forth herein.

            19.3     No Amendment or Waiver.  This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular unless the same shall be in writing and signed by the parties hereto.  No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

            19.4     Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be considered to be an original, but all of which when taken together shall constitute one and the same instrument.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

19.5     Notices.  Any notice, demand, request or communication of any kind required or permitted hereunder shall be sufficiently given if sent by (i) hand delivery, (ii) reputable overnight carrier, (iii) United States registered or certified mail, postage prepaid, return receipt requested or (iv) telecopy (with confirmation of receipt thereof, along with overnight delivery for the next day) to the parties at their address set forth above or at such other address each may designate from time to time.  Any such notice, demand, request or communication shall be deemed to have been duly given or served on the date shown on the return receipt or other evidence of delivery, if mailed, or on the date shown on the confirmation receipt, if telecopied to either party at its address set forth below:

If to Purchaser/Lessor:

968 Albany Shaker Road Associates, LLC

Attention:  Daniel C. O’Brien, Managing Member

14 Corporate Woods Boulevard (Suite 100)

Albany, New York 12211

With a copy to:

Gregory D. Faucher, Esq.

Gilberti Stinziano Heintz & Smith, P.C.

111 Washington Street

Albany, New York 12210

If to Seller/Lessee:

Plug Power, Inc.

Attention:  Gerald A. Anderson

Senior Vice-President and Chief Financial Officer

968 Albany Shaker Road

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Albany, New York 12110

With a copy to

Seller/Lessee’s Attorney:

Plug Power, Inc.

Attention:  Gerard L. Conway, Jr. Esq.

General Counsel

968 Albany Shaker Road

Albany, New York 12110

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party.  Seller/Lessee’s and Purchaser/Lessor’s attorneys are hereby authorized to send and receive notices hereunder on behalf of their respective clients.  Telecopy and scan transmission of a signature shall be fully effective.

            19.6     Calculation of Time.  Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday.

            19.7     Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York.  If any provisions of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement.

            19.8     Parties.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

            19.9     Assignment.  Purchaser/Lessor shall have the right to freely assign this Agreement to a related entity without any prior notice to or consent of Seller/Lessee.  Otherwise, neither party may assign any of its respective rights or obligations under this Agreement, except to the extent the other party gives prior written consent to such assignment.

            19.10   Headings.  Section headings of this Agreement have been inserted for convenience of reference only and will in no way modify or restrict any provisions hereof or be used to construe any such provision.

            19.11   Exhibits.  All Exhibits attached hereto are incorporated herein by reference and made a part hereof.

            19.12   Additional Acts.  Each party hereto shall from time to time perform such additional acts as the other party may reasonably request to effectuate the intent of this Agreement.

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            19.13   Interpretation and Enforcement.  If suit or action is filed to interpret or enforce this Agreement, the prevailing party shall be entitled to be awarded its reasonable attorneys’ fees and disbursements solely relating directly to the litigation through all appeals in addition to other costs and disbursements allowed by law, including those incurred on appeal.

20        Indemnification.  Notwithstanding any other provision of this Agreement, Seller/Lessee shall release, defend, hold harmless and indemnify Purchaser/Lessor and its agents and representatives (“Indemnified Parties”) from and against any and all claims of any kind or nature whatsoever, including without limitation reasonable attorneys’ fees, arising from or in connection with (a) the presence or suspected presence of (including without limitation, investigation and remediation) any Hazardous Materials at or emanating from all or any part of the Premises and (b) any noncompliance with any Environmental Law at or relating to all or any part of the Premises and/or Seller/Lessee’s use and occupancy of same.  This provision shall be incorporated into the Deed and otherwise survive the Closing.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

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EXHIBIT   A

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Exhibit B

FIXTURES

            Below is a list of fixtures located at the Premises all of which are being transferred as part of the Premises:

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Exhibit C

SCHEDULE OF LEASES

            Below is a list of leases, licenses and/or other agreements or rights through which third parties have the right to use  or occupy all or any portion of the Premises as of the date of this Purchase and Sale Agreement;

            1-         Lease Agreement Between [Cell Tower] _______________________

                        ___________________________________________________; and

            2.         Lease Agreement Between [GE Company] _____________________

                        ______________________________________________________

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Exhibit D

FORM OF MASTER LEASE

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EXHIBIT E

INVESTMENT OF ESCROW FUNDS

Dated: __________________________

Escrow File No.:__________________

To:

            Subject to all of the terms of this instruction and the terms of the above captioned escrow agreement, you are authorized and directed to open an account in the customer name of   as Escrow Agent in the amount of $25,000.00 and any additional amounts made under the Agreement.

            This account shall be opened at (bank) ______________________________ in an (investment type) __________________________________.  (If a depository institution preference has not been stated by the customer,  _______________________ will designate the depository.)

            The investment shall be for a term beginning on ___________________________, and ending on _________________________.  This investment, with any accrued interest, will not be renewed upon maturity unless other written instructions are received and authorized by the parties to this agreement.

            Interest or other income from this investment shall accrue for the account of the parties to be divided pursuant to the agreement of the parties at the close of escrow.

            All interest will accrue to and be reported to the Internal Revenue Service for the account of:

                        Name:

                        Address:

                        Phone:

                        Tax ID:

            Upon the depository’s request, we will execute the appropriate Internal Revenue Service Documentation for the giving of taxpayer identification information relating to this account.  We authorized _________________________ to execute that documentation upon our inability or refusal to do so.

            ______________________ shall not be responsible for any penalties, or loss of principal or interest or any delays in the withdrawal of the funds which may be imposed by the Depository as a result of the making or redeeming of the investment pursuant to our instructions, nor shall _________________________________ be liable for any loss or impairment of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such a loss or impairment results from the failure, insolvency or suspension of financial institution.

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EXHIBIT E

            The funds deposited herewith are not to be invested unless all parties to this escrow have agreed to this instruction in writing.

PURCHASER/LESSOR:                                     SELLER/LESSEE:

By: ____________________________               By: ________________________________

its:       __________________________              its: _________________________________

Date:   __________________________              Date:   ______________________________

Federal Tax ID #:  16-1467706                            Federal Tax ID #:______________________

Accepted by:

By:         ___________________________

its:          ___________________________

Date:      ___________________________

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EXHIBIT E

ESCROW INSTRUCTIONS                         TITLE NO.:    _________________________

Date: _________________, 2010

JOINT ORDER ESCROW

TO:

The accompanying Twenty Five Thousand and No/100 Dollars ($25,000.00) and any additional amounts made by the undersigned and which are deposited with the _________________________, as Escrowee, to be delivered by it only upon the joint order of the undersigned or their respective legal representatives or assigns.

The _________________, as Escrowee, is hereby expressly authorized to disregard in its sole discretion any and all notices or warnings given by any of the parties hereto, or by any other person or corporation, but the said Escrowee is hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any Court with or without jurisdiction, and in case the said Escrowee obeys or complies with any such order, judgment or decree of any Court, it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated.  In case of any suit or proceeding regarding this escrow, to which said Escrowee is or may be at any time a party, said Escrowee shall be a lien on the contents hereof for any and all costs, attorneys’ and solicitors’ fees, whether such attorneys or solicitors shall be regularly retained or specially employed  and other expenses which may have been incurred or become liable for on account thereof, and the Escrowee shall be entitled to reimburse itself therefore out of said deposit, and the undersigned jointly and severally agree to pay to said Escrowee upon demand all such costs and expenses so incurred.

Escrow Agent shall apply the funds held pursuant hereto according to the terms of the Agreement, subject to such written instructions to the contrary as might be received from both Purchaser/Lessor and Seller/Lessee.  In the event Escrow Agent receives at any time a written request from one party requesting a disbursement of the amounts held hereunder, which request is not joined in by the other party, Escrow Agent shall not later than ten business days following the receipt of such request, notify the non-requesting party of such request.  If Escrow Agent shall not receive a written objection to such request from the non-requesting party within ten business days of notification to that party of the request, Escrow Agent shall be authorized to make the disbursement as requested.  If objection is made in writing within the aforesaid period, Escrow Agent shall not make any disbursement but instead shall retain the Deposit until instructed otherwise in writing jointly by Purchaser/Lessor and Seller/Lessee or, if appropriate, interplead the Deposit in a court of competent jurisdiction.

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EXHIBIT E

The foregoing terms, conditions and instructions have been read and approved.

PURCHASER/LESSOR:                                     SELLER/LESSEE:

By: ____________________________               By: ________________________________

its:       __________________________              its: _________________________________

Date:   __________________________              Date:   ______________________________

Accepted by:

By:         ___________________________

its:          ___________________________

Date:      ___________________________

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Exhibit F

BUILDING 1

FLOOR PLAN